Exhibit 3.9

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20180269044-96
Certificate of Withdrawal of	/s/ Barbara K. Cegavske	Filing Date and Time
Certificate of Designation	Barbara K. Cegavske	06/14/2018 9:54 AM
(PURSUANT TO NRS 78.1955(6))	Secretary of State	Entity Number
	State of Nevada	E0448942011-9

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6)

1. Name of corporation:

Organicell Regenerative Medicine, inc. f/k/a Biotech Products Services and Research, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, this Company previously designated and issued 400 shares of the Series A Preferred Stock, of which 100 shares were returned by the holder thereof and as part of the Plan and Agreement of Reorganization the Company and the holders of the remaining 300 shares agreed to the cancellation of their 300 shares and the cancellation of all 400 shares and the termination of the Designation of the Series A Preferred Stock; and WHEREAS, this Company previously designated and issued 1,000.000 shares of the Series 13 Preferred Stock, all of which 1,000,000 shares were returned by the holder thereof and cancelled, and as part of the Plan and Agreement of Reorganization the Company agreed to the termination of the Designation of the Series B Preferred Stock;

RESOLVED, that the Designations of the Series A and Series B Preferred Stock are cancelled and terminated and should be withdrawn on the records of the Secretary of State of Nevada.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.